EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

The Travelers Companies, Inc.:

We consent to the use of our reports dated February 21, 2008, with respect to the consolidated balance sheet of The Travelers Companies, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

We also consent to the use of our report dated June 17, 2008, with respect to the statements of net assets available for benefits of The Travelers 401(k) Savings Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the years ended December 31, 2007 and 2006, and the related supplemental Schedule H, Line 4i-Schedule of Assets (held at end of the year) as of December 31, 2007, incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP

Minneapolis, Minnesota

January 30, 2009